Exhibit 4.5

EXECUTION VERSION

ACCESS, USE AND INTERCREDITOR AGREEMENT

ACCESS, USE AND INTERCREDITOR AGREEMENT (the “Agreement”), dated as of February 11, 2010, by and among General Electric Capital Corporation, as administrative agent and security trustee (in such capacities and together with its successors and assigns in such capacities, the “Agent”) for the Revolving Secured Parties (as defined below) under the Credit Agreement (as defined below), The Bank of New York Mellon, as trustee (in such capacity and together with its successors and assigns in such capacity, the “Trustee”), pursuant to the First Mortgage Notes Indenture (as defined below) for First Mortgage Secured Parties (as defined below), The Bank of New York Mellon, London Branch, as security trustee for the First Mortgage Secured Parties (the “FMN Security Trustee” and together with the Trustee the “FMN Security Representatives” and each a “FMN Security Representative”). Each of Constar International Inc. (“Constar”) and each of the subsidiaries of Constar named on the signature pages hereto (collectively, with Constar, the “Obligors”) acknowledge this Agreement and agree to be bound by the terms hereof.

W I T N E S S E T H:

WHEREAS, Constar has entered into the Credit Agreement, dated as of February 11, 2010 (as amended, amended and restated, supplemented, otherwise modified, extended, refinanced, refunded, renewed or replaced from time to time, in each case to the extent not prohibited by the First Mortgage Notes Indenture (as defined below) the “Credit Agreement”), with Constar, Inc. (the “Borrower”), the other Credit Parties party thereto, the Lenders, the L/C Issuers from time to time party thereto and Agent, pursuant to which the Revolving Lenders (as defined below) have agreed to make loans and to provide other financial accommodations to the Borrower for the purposes and upon the terms and subject to the conditions set forth therein;

WHEREAS, each of Constar, the Borrower and the other Obligors has granted a security interest (or comparable interest) to the Agent for the benefit of the Revolving Secured Parties (as defined below) in the Revolving Collateral (as defined below) to secure the repayment of the Revolving Secured Obligations (as defined below);

WHEREAS, each of Constar and the other Obligors has entered into an Indenture dated as of February 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “First Mortgage Notes Indenture”) pursuant to which Constar has issued LIBOR plus 3.375% notes due 2012 in the original principal amount of $220,000,000 (the “First Mortgage Notes”);

WHEREAS, each of Constar and the other Obligors have granted a security interest (or comparable interest) to the Trustee and the FMN Security Trustee for the benefit of the First Mortgage Secured Parties (as defined below), in the First Mortgage Collateral (as defined below) to secure the repayment of the First Mortgage Secured Obligations (as defined below);

WHEREAS, Agent, for itself and on behalf and for the benefit of the Revolving Secured Parties, and each FMN Security Representative, for itself and on and on behalf and for the benefit of the First Mortgage Secured Parties (each of the Agent and each of the FMN Security Representatives, in such capacity, a “Secured Party,” and, collectively, the “Secured Parties”) are entering into this Agreement in order to acknowledge the respective security interests of the Secured Parties with respect to certain property of Constar, the Borrower and the other Obligors and to clarify the Agent’s rights of access to and use of the First Mortgage Collateral;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1. DEFINED TERMS.

“Account” has the meaning specified in the UCC.

“Adequate Protection” means “adequate protection” under Sections 361, 362, 363 or 364 of the Bankruptcy Code.

“Agent” has the meaning specified in the preamble hereto.

“Agreement” has the meaning specified in the preamble hereto.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Law” means the Bankruptcy Code, the Insolvency Acts, or any federal, state or foreign law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of any Obligor or any similar law relating to or affecting the enforcement of creditors’ rights generally.

“Borrower” has the meaning specified in the preamble hereto.

“Chattel Paper” has the meaning specified in the UCC.

“Collateral” means, collectively, the Revolving Collateral and the First Mortgage Collateral.

“Commercial Tort Claim” has the meaning specified in the UCC.

“Companies Act” means the Companies Act 1985 of England and Wales.

“Constar” has the meaning specified in the preamble hereto.

“Constar UK” means Constar International U.K. Limited, a corporation organized under the laws of England and Wales.

“Copyright Licenses” means any written agreement naming any Obligor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

“Deposit Account” has the meaning specified in the UCC.

“Documents” has the meaning specified in the UCC.

“Equipment” has the meaning specified in the UCC.

“First Mortgage Collateral” means all of the real property, equipment, fixed assets and other property described on Schedule 1 hereto in or upon which the Trustee or the FMN Security Trustee, for the benefit of the First Mortgage Secured Parties, has a Lien. Notwithstanding the foregoing, “First Mortgage Collateral” does not include any Revolving Collateral.

“First Mortgage Documents” means the First Mortgage Notes Indenture and the First Mortgage Notes, each other agreement listed on Schedule 2 and each certificate, instrument, agreement or document executed by an Obligor and delivered to the First Mortgage Secured Parties in connection with or pursuant thereto and any and all future agreements, documents and/or instruments evidencing, documenting, securing or otherwise relating to all or any portion of the First Mortgage Secured Obligations, including any documents, instruments or agreements evidencing or securing the amendment, supplement, or other modification thereof.

“First Mortgage Notes” has the meaning specified in the recitals hereto.

“First Mortgage Notes Indenture” has the meaning specified in the recitals hereto.

“First Mortgage Noteholders” means the holders of the First Mortgage Notes.

“First Mortgage Secured Obligations” means all obligations of the Obligors from time to time arising under or in respect of the First Mortgage Documents (including, without limitation, the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in the First Mortgage Documents). “First Mortgage Secured Obligations” includes all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the First Mortgage Notes Indenture whether or not the claim for such interest is allowed as a claim against any Obligor in such Insolvency or Liquidation Proceeding.

“First Mortgage Secured Parties” means the Trustee, the FMN Security Trustee and the First Mortgage Noteholders.

“Fixtures” has the meaning specified in the UCC.

“General Intangible” has the meaning specified in the UCC.

“Incremental Access Costs” means those reasonable costs that are directly attributable to the Revolving Secured Parties use of the First Mortgage Collateral in excess of any such costs that the First Mortgage Secured Parties would have incurred in the prudent or customary preservation of the First Mortgage Collateral whether or not the Revolving Secured Parties had so used the First Mortgage Collateral.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Obligor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Obligor or with respect to any of their respective assets, (c) any voluntary or involuntary liquidation, dissolution, reorganization or winding up of any Obligor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any voluntary or involuntary assignment to or for the benefit of creditors or any other marshaling of assets and liabilities of any Obligor.

“Insolvency Acts” means the Insolvency Acts 1986 and 2000, as amended and in effect from time to time, of the United Kingdom.

“Intellectual Property” means Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all other rights under any of the foregoing.

“Instrument” has the meaning specified in the UCC.

“Investment Property” has the meaning specified in the UCC.

“IP License” has the meaning specified in Section 5(a) hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge (whether fixed or floating), deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC, the Companies Act or comparable law of any jurisdiction naming the owner of the relevant asset as debtor.

“Letter of Credit Rights” has the meaning specified in the UCC.

“Obligors” has the meaning specified in the preamble hereto.

“paid in full” and “payment in full” means (a) with respect to any and all Revolving Secured Obligations, (i) in the case of obligations other than obligations in respect of letters of credit, payment in full thereof in cash (or otherwise to the written satisfaction of the Revolving Secured Parties), (ii) in the case of any outstanding letter of credit under the Credit Agreement, receipt of cash collateral (or a backstop letter of credit in respect thereof on terms acceptable to the applicable issuer and on terms and from an issuer acceptable to the Agent) in an amount equal to 105% of the amount available to be drawn under such letters of credit, and (iii) termination of the Revolving Loan Commitments (as defined in the Credit Agreement) and all other obligations of the Revolving Secured Parties under the Revolving Loan Documents, and (b) with respect to any and all First Mortgage Secured Obligations, payment in full thereof in cash (or otherwise to the written satisfaction of the First Mortgage Secured Parties).

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Obligor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Proceeds” has the meaning specified in the UCC.

“Representative” means any of the FMN Security Representatives or the Agent, and “Representatives” means all of the FMN Security Representatives and the Agent, collectively.

“Revolving Collateral” means all of the property described on Schedule 3 hereto in or upon which the Agent for the benefit of the Revolving Secured Parties has a Lien.

“Revolving Lenders” means the Lenders under and as defined in the Credit Agreement.

“Revolving Intellectual Property Collateral” means Intellectual Property that is Revolving Collateral.

“Revolving Loan Documents” means the “Loan Documents” as such term is used in and defined under the Credit Agreement.

“Revolving Secured Obligations” (a) the “Obligations” as defined in and used under the Credit Agreement, all extensions of credit under any financing under Section 364 of the Bankruptcy Code and any arrangement for use of cash collateral under Section 363 of the Bankruptcy Code (the terms of which are consented to in writing by the Agent in its capacity as such) in each case under this clause (a), and (b) all other obligations owing to a Revolving Secured Party under the Credit Agreement and the other Revolving Loan Documents, including, without limitation, obligations under Secured Rate Contracts (as used in and defined under the Credit Agreement). “Revolving Secured Obligations” shall include all interest accrued or accruing (or which would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the Credit Agreement whether or not the claim for such interest is allowed as a claim against any Obligor in such Insolvency or Liquidation Proceeding.

“Revolving Secured Parties” means the Secured Parties as such term is used in and defined under the Credit Agreement.

“Secured Party” and “Secured Parties” has the meaning specified in the recitals hereto.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Obligor of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“Trustee” has the meaning specified in the preamble hereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2. SECURITY INTERESTS. Irrespective of (a) the time, order, manner or method of creation, attachment or perfection of the respective Liens granted to the Agent or a FMN Security Representative in or on any or all of the property or assets of the Obligors, (b) the time or manner of the filing of their respective financing statements (whether filed under the UCC or the Companies Act), (c) whether the Agent or a FMN Security Representative or any bailee or agent thereof holds possession of any or all of the property or assets of the Obligors, (d) the dating, execution or delivery of any agreement, document or instrument granting a FMN Security Representative or the Agent a Lien in or on any or all of the property or assets of the Obligors, (e) the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other Liens and (f) any provision of the UCC, the Companies Act or any other applicable law to the contrary, the Agent and the FMN Security Representative hereby acknowledge and agree that:

(i) the FMN Security Representatives have a Lien in the First Mortgage Collateral and neither the Agent nor any Revolving Secured Party has a Lien (whether direct or by assignment of an intercompany promissory note) in any of the First Mortgage Collateral; and

(ii) the Agent has a Lien in the Revolving Collateral and neither the FMN Security Representatives nor any First Mortgage Secured Party has a Lien (whether direct or by assignment of an intercompany promissory note) in any of the Revolving Collateral.

For purposes of the foregoing, any claim of a right of set-off shall be treated in all respects as a Lien and no claimed right of setoff shall be asserted to defeat or diminish the rights or interests provided for herein.

The FMN Security Representatives and the Obligors, pursuant to Section 7.07 of the U.S. Security Agreement described in Schedule 2 hereof, hereby agree to amend the definition of “Collateral” under such U.S. Security Agreement to delete therefrom the phrase “the Pledge and Security Agreement dated as of the date hereon and as in effect on the date hereof, among the Issuer, each other grantor from time to time party thereto and Citicorp USA, Inc., as Administrative Agent,” and to insert therefor the following: “the Guaranty and Security Agreement, dated as of February 11, 2010 and as in effect on such date, among Constar, Inc., each other grantor from time to time party thereto and General Electric Capital Corporation,”.

The FMN Security Representatives and Constar hereby agree to amend the Debenture described in Schedule 2 hereof (1) to delete all references to the “Access, Use and Intercreditor Agreement dated 11 February 2005” and to replace such references with a reference to the new Access, Use and Intercreditor Agreement entered into on the date hereof and (2) to delete all references to “Citicorp USA, Inc.” and to replace such references with a reference to “General Electric Capital Corporation.”

3. NOTICES OF DEFAULT, FORECLOSURE, ETC.

(a) Each Secured Party agrees to furnish to the other Secured Parties (at the same time it is sent to Constar or any other Obligor) a copy of each notice of an event of default, acceleration, demand or foreclosure as such Secured Party giving the notice shall send to Constar or any other Obligor, and further agrees that in each case such notice shall be given in accordance with Section 19 hereof; provided, however, that the failure to give any such notice to the other Secured Parties shall not affect the effectiveness of any notice given to Constar or any other Obligor or the validity of this Agreement. The receipt of such notice shall not give the recipient any obligation to cure any default.

(b) Each FMN Security Representative agrees that, not less than 10 days prior to the exercise of any of its foreclosure and collection rights or remedies with respect to any of the First Mortgage Collateral, it shall give the Agent written notice thereof; provided, however, that the failure to give such notice shall not affect the validity of this Agreement. The receipt of such notice shall not give the recipient any obligation to cure any default.

4. ACCESS TO PREMISES.

(a) In the event that the First Mortgage Secured Parties shall acquire title to, or possession or control of, any of the First Mortgage Collateral, each FMN Security Representative agrees that if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing and, as a result, the Agent undertakes to enforce its rights in the Revolving Collateral under the Revolving Loan Documents, the FMN Security Representatives will cooperate with the Agent in its efforts to assemble all of the Revolving Collateral located on such First Mortgage Collateral and will permit the Agent (at the sole cost, reasonable expense and liability of the Agent) to enter and use the First Mortgage Collateral, to the extent necessary to complete the manufacture of inventory constituting Revolving Collateral, collect proceeds (including accounts receivable) constituting Revolving Collateral and repossess, remove, sell or otherwise dispose of Revolving Collateral within a reasonable time not to exceed 120 days after the earlier to occur of (i) delivery by the Agent of notice to the FMN Security Representatives of its election to use the First Mortgage Collateral as set forth in this sentence (or in connection with the order of any court or other governmental authority requiring such utilization) or (ii) 5 days following delivery by a FMN Security Representative of notice to the Agent that it has located a bona fide purchaser for all or any portion of the First Mortgage Collateral.

(b) If during the 120 day period described in Section 4(a) above a FMN Security Representative shall locate a bona fide purchaser for any of the First Mortgage Collateral and/or all or a substantial part of any remaining First Mortgage Collateral, as the case may be, at any location, such FMN Security Representative shall send a written notice to the Agent identifying the purchaser and the proposed closing date. Until the expiration of such 120 day period, such FMN Security Representative shall not, however, sell, transfer or otherwise dispose of such First Mortgage Collateral without the consent of the Agent.

(c) If the Agent undertakes to enforce its rights or the rights of the Revolving Secured Parties in the Revolving Collateral, the Agent, on its own behalf and on behalf of the Revolving Secured Parties, agrees to use proceeds of the Revolving Collateral promptly to repair any damage (other than ordinary wear and tear) to any and all First Mortgage Collateral caused by (i) the entry onto, or use of, such First Mortgage Collateral by the Agent, the Revolving Secured Parties and/or their agents, and/or (ii) the removal by the Agent of all or any portion of the Revolving Collateral from such First Mortgage Collateral, and agrees to pay to Trustee all Incremental Access Costs incurred by the First Mortgage Secured Parties on account of utility rates and similar charges and any increase in insurance costs that the First Mortgage Secured Parties are required to pay as a result of such use incurred by the First Mortgage Secured Parties as a result of such access.

(d) Without limiting the foregoing, the FMN Security Representatives, hereby grant to the Agent a non-exclusive license and unconditional right with respect to the First Mortgage Collateral, exercisable from time to time by the Agent at its option to enter the real property of any Obligor during normal business hours to inspect, remove or take any action with respect to the Revolving Collateral or to enforce the rights of the Agent with respect thereto, including, but not limited to, the examination and removal of Revolving Collateral and the examination and duplication of the books and records of the Obligors or any of them related to the Revolving Collateral or to otherwise handle, deal with or dispose of any Revolving Collateral, including, without limitation, the right to conduct one or more public or private sales or auctions thereon.

5. INTELLECTUAL PROPERTY.

(a) For the purpose of enabling the FMN Security Representatives to enforce any Lien held by either of them upon any of the First Mortgage Collateral and to the extent appropriate, in the good faith opinion of the FMN Security Representatives, to lease, sell, or otherwise dispose of any of the First Mortgage Collateral at such time as such FMN Security Representative shall be lawfully entitled to exercise such rights and remedies, each Obligor grants to the FMN Security Representatives for the benefit of First Mortgage Secured Parties, a nonexclusive license (exercisable without payment of royalty or other compensation to any Obligor) to use, license, or sublicense during the continuance of an Event of Default (as defined in the First Mortgage Notes Indenture) any Intellectual Property now or hereafter owned, or licensed from a third party for use, by any Obligor (except to the extent the terms of any of the licenses, sublicenses or agreements related to the foregoing Intellectual Property prohibit or do not permit such grant of license or do not empower the Obligor to grant such license to such FMN Security Representative), and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof (such license, the “IP License”).

(b) The Agent hereby grants, to the extent that it has rights in the Revolving Intellectual Property Collateral sufficient to make such grant, for the benefit of the First Mortgage Secured Parties, (i) the right to the use of all Revolving Intellectual Property Collateral, to the extent necessary to permit the FMN Security Representatives and the First Mortgage Secured Parties to exercise their rights and remedies relating to the First Mortgage Collateral or appropriate to their exercise thereof, and (ii) agrees that its Liens in the Revolving Intellectual Property Collateral shall be subject to the IP License. Furthermore, in connection with any foreclosure sale conducted in foreclosure of any Lien on the Revolving Intellectual Property Collateral, or any part thereof, the Agent agrees that (x) any notice required to be given by the Agent in connection with such foreclosure sale shall contain an acknowledgement that such Revolving Intellectual Property Collateral is subject to the IP License and (y) it shall deliver a copy of this Section 5 to any purchaser at such foreclosure and inform such purchaser that such Revolving Intellectual Property Collateral is subject to the IP License.

6. TURNOVER OF PROCEEDS OF COLLATERAL.

(a) In the event that any payment or distribution to the First Mortgage Secured Parties (other than as permitted by the terms of the Credit Agreement) is made from any of the Revolving Collateral upon or with respect to any of the First Mortgage Secured Obligations prior to the time all of the Revolving Secured Obligations shall have been paid in full, the First Mortgage Secured Parties shall receive and hold the same in trust, for the benefit of the Agent and the Revolving Secured Parties and shall forthwith deliver the same to the Agent in precisely the form received (except for the endorsement or assignment of the First Mortgage Secured Parties where necessary) for application against the Revolving Secured Obligations, whether due or not due, and, until so delivered, the same shall be held in trust by the FMN Security Representatives as the property of the Agent, for itself and the Revolving Secured Parties to the extent that the same is required by the Revolving Loan Documents to be applied to the Revolving Secured Obligations.

(b) In the event that any payment or distribution to the Agent is made from any of the First Mortgage Collateral upon or with respect to any of the Revolving Secured Obligations prior to the time all of the First Mortgage Secured Obligations shall have been paid in full, the Agent shall receive and hold the same in trust, for the benefit of the FMN Security Representatives and the First Mortgage Secured Parties and shall forthwith deliver the same to the FMN Security Representatives in precisely the form received (except for the endorsement or assignment by Agent where necessary) for application against the First Mortgage Note Obligations, whether due or not due, and, until so delivered, the same shall be held in trust by the Agent as the property of the FMN Security Representatives for itself and the First Mortgage Secured Parties to the extent that the same is required by the First Mortgage Documents to be applied to the First Mortgage Secured Obligations.

7. WAIVER OF CERTAIN RIGHTS.

(a) The FMN Security Representatives hereby waive any and all rights to (i) require the Agent to marshall any property or assets of the Obligors or to resort to any of the property or assets of the Obligors in any particular order or manner and/or (ii) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the Revolving Secured Obligations, any of the Revolving Loan Documents or any of the Liens of the Agent in or on any of the Revolving Collateral.

(b) The Agent hereby waives any and all rights to (i) require the First Mortgage Secured Parties to marshall any property or assets of the Obligors or to resort to any of the property or assets of the Obligors in any particular order or manner, and/or (ii) bring any action to contest the validity, legality, enforceability, perfection, priority or avoidability of any of the First Mortgage Secured Obligations, any of the First Mortgage Documents or any of the Liens of the First Mortgage Secured Parties in or on any of the First Mortgage Collateral.

8. BAILEE FOR PERFECTION.

Each Representative hereby appoints each other Representative and each Representative agrees to serve, as agent and bailee for each other Representative for the purpose of perfecting their respective Liens on the applicable Collateral. Each Representative hereby agrees that at any time that it has in its possession any Collateral of another Representative, it will hold such Collateral of such other Representative for the benefit of such other Representative. No Representatives shall have any duty to protect or preserve any rights pertaining to any of Collateral held by it other than to use the same degree of care with respect thereto as such Representative uses for similar property pledged to it as collateral for the indebtedness of others to it, and each Representative hereby waives and releases the other Representatives from all claims and liabilities at any time arising from such role of agent and bailee with respect to the Collateral held by another Representative, so long as such Representative shall use the same degree of care with respect thereto as it uses for similar property pledged to it as collateral for the indebtedness of others to it.

9. BANKRUPTCY ISSUES.

This Agreement shall continue in full force and effect after the commencement of any Insolvency or Liquidation Proceeding with respect to any Obligor under any Bankruptcy Law and all converted or succeeding cases in respect thereof (all references herein to any Obligor being deemed to apply to such Obligor as a debtor-in-possession, and any receiver or administrator or a trustee for such Obligor), and shall apply with full force and effect with respect to all Revolving Collateral and First Mortgage Collateral acquired by any Obligor, and to all Revolving Secured Obligations and the First Mortgage Obligations incurred by any Obligor, subsequent to the commencement of such Insolvency or Liquidation Proceeding. No objection will be raised by the First Mortgage Secured Parties to a motion by the Agent for relief from automatic stay in any such proceeding to foreclose on, sell or otherwise realize upon the Revolving Collateral, and no objection will be raised by the Revolving Secured Parties to a motion by the FMN Security Representatives for relief from automatic stay in any such proceeding to foreclose on, sell or otherwise realize upon the First Mortgage Collateral. In any Insolvency or Liquidation Proceeding of any Obligor, the Agent may (but need not) permit such Obligor to use the Agent’s cash collateral pursuant to Section 363 of the Bankruptcy Code (the “Cash Collateral Use”). In that event, the FMN Security Representatives hereby agree that none of them will raise any objection to such Cash Collateral Use, but only to the extent such Cash Collateral Use is limited to proceeds of the Revolving Collateral.

10. INSURANCE.

(a) The Agent, on the one hand, and the FMN Security Representatives, on the other hand, shall have the sole and exclusive right at any time when an event of default has occurred and is continuing under the Revolving Loan Documents or the First Mortgage Documents, each as against the other, to adjust settlement of such insurance policy in the event of any loss to its Collateral and to exercise the rights provided in any security instrument to waive or amend insurance requirements or to give consents relating to the application of any proceeds of insurance, including, without limitation, consents relating to restoration of its Collateral following a casualty.

(b) All proceeds of such policy that are paid to any Secured Party named in the applicable loss payable endorsement, shall be paid over to the extent that such proceeds are readily identifiable as relating to either Revolving Collateral or First Mortgage Collateral to the applicable Representative and disbursed in accordance with the applicable provisions of the relevant Revolving Loan Documents or First Mortgage Documents, as the case may be. In the event that the proceeds of any policy of insurance are not readily identifiable as relating to either the Revolving Collateral or the First Mortgage Collateral, such proceeds shall be deemed to be proceeds of Revolving Collateral and First Mortgage Collateral ratably in accordance with the book value of the Revolving Collateral and the First Mortgage Collateral having suffered casualty or loss.

11. TERM. This Agreement shall remain in full force and effect until all of the First Mortgage Obligations shall have been paid in full or all of the Revolving Secured Obligations shall have been paid in full except as provided in this Section 11. In connection with any assignment or transfer of any or all of the rights of the Agent or any refinancing of the Credit Agreement, or in the event that the Credit Agreement is paid in full and subsequently replaced with a replacement facility, the FMN Security Representatives agree to execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, and the modification of defined terms and Section references, in each case as appropriate) in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any third Person who succeeds to or refinances, replaces or substitutes for any or all of Agent’s rights whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle. In connection with any assignment or transfer of any or all of the rights of the FMN Security Representatives, the Agent agrees to execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any such assignee or transferee and, in addition, will execute and deliver an agreement identical to this Agreement (subject to changing names of parties, documents and addresses, as appropriate) in favor of any third Person who succeeds to or refinances, replaces or substitutes for any or all of the FMN Security Representatives’ rights whether such successor or replacement financing occurs by transfer, assignment, “takeout” or any other means or vehicle. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of such secured obligations is rescinded or must otherwise be returned by any Secured Party, Revolving Secured Party or First Mortgage Secured Party upon the occurrence of any Insolvency or Liquidation Proceeding of any Obligor or otherwise, all as though such payment had not been made. This is a continuing agreement and Revolving Secured Parties may continue to extend credit or other financial accommodations and loan monies to or for the benefit of the Obligors or any one of them, on the faith hereof, under the Credit Agreement or otherwise, without notice to the FMN Security Representatives or the First Mortgage Secured Parties.

12. NONAVOIDABILITY AND PERFECTION. The relative priority arrangements set forth in this Agreement are applicable regardless of whether the security interest and/or lien to which another security interest and/or lien is not perfected or is voidable for any reason.

13. RESERVATION OF SECURITY INTERESTS AS AGAINST THIRD PARTIES. Nothing contained in this Agreement is intended to affect or limit in any way the Lien each of the Secured Parties has in or on any or all of the property and assets of any Obligor or third party, whether tangible or intangible, insofar as any Obligor and third parties are concerned. The Secured Parties specifically reserve all respective Lien and rights to assert such Lien as against the Obligors and third parties.

14. REASONABLE NOTICE. In the event that any Secured Party shall be required by the UCC, the Companies Act or any other applicable law to give notice to any other Secured Party of any intended disposition of Collateral, such notice shall be given in accordance with Section 19 hereof and ten (10) days’ notice shall be deemed to be commercially reasonable.

15. LIMITATION OF LIABILITY. Except as provided in this Agreement, the FMN Security Representatives and the Agent shall not have any liability to the other except for its gross negligence or willful misconduct.

16. FURTHER ASSURANCES. Each of the parties hereto shall execute and file all such further documents and instruments, and perform such other acts, as may be reasonably necessary or advisable to effectuate the purposes of this Agreement.

17. INCONSISTENT PROVISIONS. If any provision of this Agreement shall be inconsistent with, or contrary to, any provisions in the First Mortgage Security Documents or the Revolving Loan Documents or any other instrument or agreement delivered in connection with the transactions contemplated thereby, the applicable provision in this Agreement shall be controlling and shall supersede such inconsistent provision to the extent necessary to give full effect to all provisions contained in this Agreement.

18. SEVERABILITY OF PROVISIONS. Any provision of this Agreement that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

19. NOTICES. Except as otherwise provided in this Agreement, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy and shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telecopy notice, when transmitted, transmission confirmed, addressed to the parties hereto at their respective addresses set forth with their signatures hereto or to such other address as may be hereafter notified by the respective parties hereto. Each party hereto further agrees that any notice hereunder may be given on behalf of such party by legal counsel to such party.

20. NO THIRD PARTY BENEFICIARIES. All undertakings, agreements, representations and warranties contained in this Agreement are solely for the benefit of the Agent, the FMN Security Representatives, the Revolving Secured Parties and the First Mortgage Secured Parties and there are no other parties (including, without limitation, the Obligors) who are intended to be benefited in any way by this Agreement. The existence of this Agreement shall not commit or obligate any Secured Party to make loans or extend credit to the Obligors.

21. SUCCESSORS AND ASSIGNS; TRANSFER OF RIGHTS.

(a) This Agreement shall be binding upon and shall inure to the benefit of each Secured Party and its respective successors and assigns.

(b) Each Representative agrees that if such Representative transfers its rights and interests under the Revolving Loan Documents, in the case of the Agent, or the First Mortgage Loan Documents, in the case of the FMN Security Representatives, or any portion thereof, it will, prior to the closing of such transfer, provide the transferee with a copy of this Agreement and each transferee of any such rights and interests shall take such rights and interests or part thereof subject to the provisions of this Agreement and to any notice given or other action taken hereunder prior to the receipt by the other Secured Parties of notice of such transfer.

(c) Promptly after the closing of any transfer of any such rights and interests held by it, each Secured Party shall notify each other Secured Party of such transfer and each Secured Party shall be entitled to assume conclusively that no other Secured Party has transferred any rights and interests under the Revolving Loan Documents or the First Mortgage Documents unless and until such notice is received.

22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

23. WAIVERS AND AMENDMENTS.

(a) The Agent and the FMN Security Representatives shall, upon request of the other, provide copies of all such modifications, amendments and waivers and copies of all other documentation relevant to the Collateral. Subject to the requirements of this Agreement, each Secured Party may exchange, sell, release, surrender or otherwise deal with any or all of its Collateral, all without in any way compromising or affecting this Agreement.

(b) All modifications, amendments and waivers of this Agreement must be in writing and duly executed by an authorized officer of each party hereto to be binding and enforceable.

24. GOVERNING LAW; THIRD PARTY RIGHTS. This Agreement shall be governed by the laws of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person, firm, entity or corporation shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

25. CONSENT TO JURISDICTION. The parties hereto hereby consent to the exclusive jurisdiction of any State or Federal Court located within New York County, State of New York, and irrevocably agree that, subject to the FMN Security Representatives or the Agent’s election, all actions or proceedings relating to this agreement shall be litigated in such courts. Each party hereto accepts for and in connection with its properties, generally and unconditionally, in any such actions or proceedings the exclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, with any judgment subject to rights of appeal in the jurisdictions set forth above.

26. JURY TRIAL WAIVER. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

27. AUTHORITY. Each of the parties represents and warrants to all other parties hereto that the execution, delivery and performance by or on behalf of such party to this Agreement has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such party is bound, and requires no governmental or other consent that has not been obtained and is not in full force and effect.

28. HEADINGS. The section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

29. CONCERNING THE AGENT AND THE TRUSTEE. Notwithstanding anything to the contrary set forth herein, no provision of this Agreement shall require the Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its powers, if it shall have reasonable grounds for believing repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

30. SPECIFIC PERFORMANCE. Each of the Agent and the FMN Security Representatives may demand specific performance of this Agreement. Each of the Agent and the FMN Security Representatives hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the FMN Security Representatives or the Agent, respectively.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION., as Agent

By:	/s/ Thomas Morante
Name:	Thomas Morante
Title:	Duly Authorized Signatory

ADDRESS FOR NOTICES:

General Electric Capital Corporation
299 Park Avenue
New York, New York 10171
Attn: Tom Morante, Account Manager
Facsmile: (646) 428-7094

With a copy to:

General Electric Capital Corporation 201 Merritt 7 Norwalk, Connecticut 06851 Attn: General Counsel – Corporate Finance Facsimile: (203) 956-4216

And:

Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attn: Michael L. Gold Facsmile: (312) 853-7036

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Mary Miselis
Name:	Mary Miselis
Title:	Vice President

ADDRESS FOR NOTICES:

101 Barclay Street New York, New York 10286 Attn: Corporate Trust Admin Facsimile: (212) 815-5704

THE BANK OF NEW YORK MELLON, LONDON BRANCH as FMN Security Trustee

By:	/s/ Trevor Blewer
Name:	Trevor Blewer
Title:	Vice President

ADDRESS FOR NOTICES:

[ ]

[SIGNATURE PAGE TO ACCESS, USE AND INTERCREDITOR AGREEMENT]

ACKNOWLEDGED BY:

OBLIGORS

CONSTAR INTERNATIONAL INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer

CONSTAR INTERNATIONAL U.K. LIMITED

By:	/s/ Chris Phelan
Name:	Chris Phelan
Title:	VP Europe

CONSTAR, INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer

DT, INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer

BFF INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer

CONSTAR FOREIGN HOLDINGS, INC.

By:	/s/ J. Mark Borseth
Name:	J. Mark Borseth
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO ACCESS, USE AND INTERCREDITOR AGREEMENT]

Schedule 1

to

Access, Use and Intercreditor Agreement

First Mortgage Collateral

The First Mortgage Collateral consists of:

(i) the real property and fixtures pertaining to the mortgaged properties referenced in Schedule 2;

(ii) the leasehold interests in the real property and fixtures pertaining to the below properties1;

One Crown Way, Philadelphia, Pennsylvania	Leased
11535 South Central Avenue, Alsip, Illinois	Leased
5095 Phillip Lee Drive, Atlanta, Georgia	Leased
1531 Tar Heel Road, Charlotte, North Carolina	Leased
151 Bata Boulevard, Belcamp, Maryland	Leased
120 Oxmoor Road, Birmingham, Alabama	Leased
460 Inglis Road, Cheraw, South Carolina	Leased
2 Southport Distribution Park, Collierville, Tennessee	Leased
2210 St. Germain, Dallas, Texas	Leased
1421 Cockrell Hill Road, Dallas, Texas	Leased
3950 Bastille Road, Dallas, Texas	Leased
8705 City Park Loop, Building 8, Houston, Texas	Leased
8909 North Loop East, Houston, Texas	Leased
825 Armourdale Parkway, Kansas City, Kansas	Leased
595 Industrial Drive, Jackson, Mississippi	Leased
815, 825, 845 and 901 Armourdale Parkway, Kansas City, Kansas	Leased
111 Enterprise Drive, Hebron, Ohio	Leased
610 O’Neill Drive, Hebron, Ohio	Leased
901 West Landstreet Road, Orlando, Florida	Leased
7400, 7500 and 7550 South Orange Avenue, Orlando, Florida	Leased
5995 West Amelia Earhart Drive, Salt Lake City, Utah	Leased
1726 Blackhawk Drive, West Chicago, Illinois	Leased

[1]

As explained in the Amendment No. 3 to Form S-4 filed by the Company with the Securities and Exchange Commission on August 12, 2005 (Registration No. 333-124731) in connection with the Company’s offer to exchange certain new Secured Floating Rate Notes due 2012 registered under the Securities Act of 1933, as amended, for certain old, unregistered Secured Floating Rate Notes due 2012, the First Mortgage Collateral includes: all leasehold interests in the real property located in the United States and identified under “Our Business—Properties” and which is leased by the Company or a Note Guarantor on the initial issue date of the old notes to the extent that ... the Company or such Note Guarantor is able to obtain the consent of the landlord for each such property. The Company and the Note Guarantors were obligated to use their commercially reasonable efforts to obtain consents from each of the landlords for such properties in order to record mortgages and obtain related rights and first priority security interests in respect of such leased properties to the extent not obtained prior to the initial issue date of the old notes. However, most of these landlords withheld their consent to such mortgage.”

(iii) any other real property that may become subject to a Lien of the First Mortgage Secured Parties; and

(iv) personal property covered by the U.S. Security Agreement and the U.K. Security Agreement referenced in Schedule 2 hereof.

2

Schedule 2

to

Access, Use and Intercreditor Agreement

First Mortgage Documents

1. Amended and Restated Purchase Agreement dated as of February 3, 2005 by and among the Obligors and Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, as initial purchasers (the “Initial Purchasers”)

2. Registration Rights Agreement dated as of February 11, 2005 by and among the Obligors and the Initial Purchasers.

3. U.S. Security Agreement, dated as of February 11, 2005, among Constar, the domestic restricted subsidiaries party thereto and The Bank of New York (now known as The Bank of New York Mellon) as “Trustee” (the “U.S. Security Agreement”).

4. Debenture (U.K. Security Agreement), dated as of February 11, 2005, between Constar International U.K. Limited and The Bank of New York (now known as The Bank of New York Mellon) London Branch.

5. MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by CONSTAR, INC., as Mortgagor, to The Bank of New York (now known as The Bank of New York Mellon), as Mortgagee relating to the Mortgaged Property located at 1700 Western Drive, West Chicago, Illinois.

6. DEED TO SECURE DEBT, ASSIGNMENT OF LEASES AND RENTS AND SECURITY AGREEMENT by CONSTAR, INC., as Grantor, to The Bank of New York (now known as The Bank of New York Mellon), as Grantee, relating to the Secured Property located at 5111 Phillip Lee Drive, Atlanta, Georgia.

7. DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by CONSTAR, INC., as Grantor, to the trustee named therein, for the benefit of The Bank of New York (now known as The Bank of New York Mellon), as Beneficiary, relating to the Trust Property located at 1801 Clark Road, Havre de Grace, Maryland.

8. DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by CONSTAR, INC., as Grantor, to the trustee named therein, for the benefit of The Bank of New York (now known as The Bank of New York Mellon), as Beneficiary, relating to the Trust Property located at 89 Eastly Street, Collierville, Tennessee.

9. DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by BFF INC. (f/k/a Bickford’s Family Fare, Inc.), to the trustee named therein, for the benefit of The Bank of New York (now known as The Bank of New York Mellon), as Beneficiary, relating to the Trust Property located at 4915 Hovis Road, Charlotte, North Carolina.

10. DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by CONSTAR, INC., as Grantor, to the trustee named therein, for the benefit of The Bank of New York (now known as The Bank of New York Mellon), as Beneficiary, relating to the Trust Property located at 350 Old Bay Lane, Havre de Grace, Maryland.

11. DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING by CONSTAR, INC., as Grantor, to the trustee named therein, for the benefit of The Bank of New York (now known as The Bank of New York Mellon), as Beneficiary, relating to the Trust Property located at 595 Industrial Drive, Jackson, Mississippi.

2

Schedule 3

to

Access, Use and Intercreditor Agreement

Revolving Collateral

The Revolving Collateral consists of all of the now existing and after acquired property covered by:

(i) the Guaranty and Security Agreement (as defined in the Credit Agreement);

(ii) the Deed of Charge and Assignment, dated as of February 11, 2010, made by Constar International U.K. Limited in favor of Agent;

(iii) the Charge Over Shares, dated as of February 11, 2010, made by Constar Foreign Holdings, Inc. in respect of its shares in Constar International U.K. Limited.

(iv) each Control Agreement (as defined in the Credit Agreement), to the extent the accounts governed thereby are otherwise Revolving Collateral;

(v) the Patent Security Agreement, dated as of February 11, 2010, made by Constar in favor of Agent; and

(vi) the Trademark Security Agreement, dated as of February 11, 2010, made by Constar in favor of Agent;

in each case, as in effect on February 11, 2010, subject to such changes not prohibited by the First Mortgage Documents.

Notwithstanding the foregoing, “Revolving Collateral” does not include any of the following (as each such term is defined in the U.S. Security Agreement):

(1) Equipment;

(2) Fixtures;

(3) Collateral Account and Collateral Account Funds;

(4) Commercial Tort Claims relating to any Equipment and Fixtures;

(5) Documents representing or evidencing any Equipment or Fixtures;

(6) Books and Records relating to any of (1) through (5) above;

(7) any real property (owned or leased) securing obligations under the First Mortgage Notes Indenture; and

(8) Proceeds of any and all of (1) through (7) above.